EXHIBIT 15.1

September 18, 2017

Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202

Re: Registration No. 333-215462 - Post Effective Amendment No. 1

With respect to the subject registration statement, we acknowledge our awareness of the use therein by reference of our report dated November 30, 2016 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Denver, Colorado